Exhibit 99.1

Newmont Announces Third Quarter 2018 Results

DENVER--(BUSINESS WIRE)--October 25, 2018--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced third quarter 2018 results.

  Net income (loss): Delivered GAAP net income (loss) from continuing operations attributable to stockholders of $(161) million or $(0.31) per diluted share; delivered adjusted net income1 of $175 million or $0.33 per diluted share, down $0.01 compared to the prior year quarter
  EBITDA: Generated $636 million in adjusted EBITDA2, down $20 million from the prior year quarter
  Cash flow: Reported consolidated cash flow from continuing operations of $428 million and free cash flow3 of $154 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $691 per ounce, lower than the Company’s full year guidance
  Gold all-in sustaining costs (AISC)5: Reported AISC of $927 per ounce, lower than the Company’s full year guidance
  Attributable gold production: Produced 1.29 million ounces of gold, in line with the Company’s full year guidance
  Portfolio improvements: Completed the CC&V concentrates project in North America; commissioned the primary crusher at Merian in South America; advanced the Tanami Expansion 2 project to definitive feasibility study in Australia; formed a strategic partnership with Evrim Resources in the Cuale gold project in Mexico; expanded regional exploration activities with an investment in Orosur Mining and an opportunity to participate in Miranda Gold’s Lyra project in Colombia
  Financial strength: Ended the quarter with $3.1 billion cash on hand and net debt of $1.1 billion; an industry-leading balance sheet with investment-grade credit profile; and a quarterly dividend declared of $0.14 per share, an increase of 87 percent over the prior year quarter
  Outlook: Improved 2018 corporate-level AISC per ounce and narrowed production outlook

“Newmont delivered $636 million in adjusted EBITDA and $154 million in free cash flow in the third quarter on the back of ongoing productivity improvements across the portfolio and higher grades in Africa and South America,” said Gary J. Goldberg, President and Chief Executive Officer. “We continued to advance profitable projects as we completed the CC&V concentrates project and commissioned the primary crusher at Merian, safely, on budget and on schedule. And we increased investment in Quecher Main, Subika Underground and the Ahafo Mill expansion during the period while increasing our dividend for the third quarter by 87 percent.”

Third Quarter 2018 Summary Results

Net income (loss) from continuing operations attributable to Newmont stockholders of $(161) million or $(0.31) per diluted share, a decrease of $374 million from the prior year quarter primarily due to the impairment of exploration and long-lived assets in North America and lower metal prices, partially offset by lower income tax expense.

Adjusted net income was $175 million or $0.33 per diluted share, compared to $184 million or $0.34 per diluted share in the prior year quarter resulting from lower metal prices. Primary adjustments to net income include $0.74 per diluted share related to impairments and a write-down in North America, $(0.14) per diluted share related to net tax adjustments and valuation allowances, and $0.04 per diluted share related to the change in fair value of marketable equity securities and a gain on asset and investment sales.

Revenue decreased eight percent to $1,726 million for the quarter primarily due to lower average realized gold prices and lower production at various sites.

Average realized price6 for gold was $1,201, a reduction of $75 per ounce over the prior year quarter; average realized price for copper was $2.50 per pound, a reduction of $0.56 over the prior year quarter.

Attributable gold production decreased four percent to 1.29 million ounces primarily due to lower mill throughput at Carlin, lower leach production at CC&V, and lower grades at KCGM. These impacts were partially offset by higher grades at Ahafo, Yanacocha and Tanami.

Gold CAS decreased four percent to $691 per ounce for the quarter due to a lower co-product allocation of costs to gold based on a lower relative gold sales value and a favorable Australian dollar foreign currency exchange rate, partially offset by lower ounces sold.

Gold AISC decreased one percent to $927 per ounce for the quarter as lower CAS was offset by higher sustaining capital spend.

Attributable copper production from Phoenix and Boddington was 12,000 tonnes for the quarter, in line with the prior year period. Copper CAS increased 12 percent to $1.54 per pound for the quarter primarily due to a higher co-product allocation of costs to copper. Copper AISC increased 13 percent to $1.87 per pound for the quarter primarily due to higher CAS.

Capital expenditures7 increased by 41 percent from the prior year quarter to $274 million with increased investment in Quecher Main, Subika Underground, and the Ahafo Mill expansion.

Consolidated operating cash flow from continuing operations decreased 12 percent from the prior year quarter to $428 million primarily due to lower metal prices, coupled with unfavorable changes in working capital which were partially offset by higher payments attributable to interest in 2017 related to the repayment of convertible debt. Free cash flow decreased 48 percent from the prior year quarter to $154 million from lower operating cash flow and higher investment in growth projects.

Balance sheet ended the quarter with $3.1 billion cash on hand, a leverage ratio of 0.4x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. The Company is committed to maintaining an investment-grade credit profile.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term development capital projects are presented below. Funding for Subika Underground, Ahafo Mill Expansion, Quecher Main and Tanami Power projects has been approved and these projects are in execution. Additional projects represent incremental improvements to production and cost guidance. Internal rates of return (IRR) on these projects are calculated at a $1,200 gold price.

  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production was achieved in June 2017 with commercial production expected in the fourth quarter of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated between $160 and $200 million with expenditure of between $100 and $110 million in 2018. The project has an IRR of more than 20 percent.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resources. First production is expected in the second half of 2019 with commercial production also expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated between $140 and $180 million with expenditure of approximately $75 to $85 million in 2018. The project has an IRR of more than 20 percent.

  Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020 to 2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and AISC is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Quecher Main (South America) will add oxide production at Yanacocha, leverage existing infrastructure and enable potential future growth at Yanacocha. First production is expected in late 2018 with commercial production in the second half of 2019. Quecher Main extends the life of the Yanacocha operation to 2027 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). During the same period incremental CAS is expected to be between $750 and $850 per ounce and AISC between $900 and $1,000 per ounce. Capital costs for the project are expected to be between $250 and $300 million with expenditure of $90 to $95 million in 2018. The project IRR is expected to be greater than 10 percent.
  Tanami Power (Australia) will lower Tanami power costs by approximately 20 percent beginning in the first quarter of 2019, mitigate fuel supply risk and reduce carbon emissions by 20 percent. The project includes a 450 kilometer natural gas pipeline to be constructed connecting the Tanami site to the Amadeus Gas Pipeline, and construction and operation of two on-site power stations. The gas supply, gas transmission and power purchase agreements are for a 10 year term with options to extend. The project is expected to result in net cash savings of approximately $34 per ounce beginning in 2019. Capital costs are estimated between $225 and $275 million with annual cash lease payments over a 10 year term beginning in 2019 with approximately $6 million of owner’s costs in 2018. The project IRR is expected to be greater than 50 percent at $0.75 AUD.

_____________________
[1]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of this release for reconciliation to Sales.
[7]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

Outlook

Newmont’s outlook reflects stable gold production and ongoing investment in its operating assets and most promising growth prospects. Longer term guidance is expected to be updated on December 5, 2018.

Attributable gold production is lowered – Production guidance is narrowed to between 4.9 and 5.2 million ounces in 2018.

  North America production is reduced to between 1.9 and 2.1 million ounces in 2018 due to lower production at Carlin’s surface mines.
  South America production remains between 615,000 and 675,000 ounces in 2018 supported by higher grades at Yanacocha and improving productivity at Merian.
  Australia production remains between 1.4 and 1.6 million ounces in 2018 as improved grade and productivity at Tanami help to offset geotechnical challenges at KCGM.
  Africa production remains between 815,000 and 875,000 ounces in 2018 supported by steady production at Ahafo and Akyem and Subika Underground reaching commercial production in the fourth quarter of 2018.

Total gold cost outlook is improved – CAS in 2018 is unchanged between $700 and $750 per ounce and AISC is narrowed to between $950 and $990 per ounce in 2018.

  North America CAS is now expected to be between $750 and $800 per ounce driven by lower production at Carlin. AISC remains unchanged between $920 and $995 per ounce in 2018.
  South America cost guidance remains unchanged. CAS remains between $675 and $735 per ounce and AISC remains between $925 and $1,025 per ounce in 2018.
  Australia cost guidance remains unchanged. CAS remains between $695 and $745 per ounce and AISC remains between $850 and $910 per ounce.
  Africa cost guidance improves with lower than expected inventory adjustments at Akyem. Africa CAS is now expected to be between $650 and $690 per ounce with AISC of between $820 and $860 per ounce in 2018.

Copper – Attributable production remains unchanged between 40,000 and 60,000 tonnes in 2018. CAS remains unchanged between $1.65 and $1.85 per pound in 2018. AISC remains unchanged between $2.00 and $2.20 per pound in 2018.

Capital – Total capital remains unchanged between $1,200 and $1,300 million for 2018. Primary development capital includes expenditure on the Ahafo Mill and Subika Underground expansions in Africa, Twin Underground in North America and Quecher Main in South America and Tanami Power Project in Australia. Sustaining capital remains unchanged between $600 and $700 million in 2018.

Consolidated expense outlook – Interest expense for 2018 remains unchanged between $175 and $215 million and investment in exploration and advanced projects remains unchanged between $350 and $400 million. 2018 outlook for general & administrative costs remains between $225 and $250 million. Guidance for depreciation and amortization remains unchanged between $1,225 and $1,325 million.

Assumptions and sensitivities – Newmont’s outlook assumes $1,200 per ounce gold price, $2.50 per pound copper price, $0.75 USD/AUD exchange rate and $65 per barrel WTI oil price. A $100 per ounce increase in gold price would deliver an expected $335 million improvement in attributable free cash flow. Similarly, a $10 per barrel reduction in the price of oil and a $0.05 favorable change in the Australian dollar would deliver an expected $25 million and $45 million improvement in attributable free cash flow, respectively. These estimates exclude current hedge programs; please refer to Newmont’s Form 10-Q which was filed with the SEC on October 25, 2018 for further information on hedging positions.

2018 Outlook[a]
										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	880	–	960	880	–	960	835	–	885	1,000	–	1,060	155	–	190
Phoenix[c]	210	–	230	210	–	230	810	–	860	990	–	1,050	20	–	30
Twin Creeks[d]	315	–	345	315	–	345	700	–	750	875	–	925	80	–	100
CC&V	345	–	395	345	–	395	670	–	725	800	–	860	30	–	40
Long Canyon	130	–	170	130	–	170	510	–	560	605	–	655	10	–	20
Other North America													10	–	20
Total	1,950	–	2,080	1,950	–	2,080	750	–	800	920	–	995	300	–	380

South America
Yanacocha[e]	470	–	545	240	–	280	885	–	925	1,125	–	1,175	110	–	140
Merian[e]	485	–	540	365	–	405	455	–	495	580	–	630	55	–	95
Other South America
Total	970	–	1,070	615	–	675	675	–	735	925	–	1,025	170	–	230

Australia
Boddington	665	–	715	665	–	715	770	–	820	880	–	930	60	–	75
Tanami	440	–	515	440	–	515	535	–	605	705	–	775	300[i]	–	380[i]
Kalgoorlie[f]	280	–	330	280	–	330	715	–	765	825	–	875	20	–	30
Other Australia													5	–	15
Total	1,420	–	1,560	1,420	–	1,560	695	–	745	850	–	910	400[i]	–	480[i]

Africa
Ahafo	435	–	465	435	–	465	780	–	835	900	–	980	195	–	240
Akyem	380	–	410	380	–	410	535	–	575	690	–	740	30	–	40
Other Africa
Total	815	–	875	815	–	875	650	–	690	820	–	860	225	–	275

Corporate/Other													10	–	15
Total Gold[g]	5,300	–	5,600	4,900	–	5,200	700	–	750	950	–	990	1,200	–	1,300

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.85	–	2.05
Boddington	30	–	40	30	–	40	1.75	–	1.95	2.05	–	2.25
Total Copper	40	–	60	40	–	60	1.65	–	1.85	2.00	–	2.20

2018 Consolidated Expense Outlook[h]
General & Administrative	$225	–	$250
Interest Expense	$175	–	$215
Depreciation and Amortization	$1,225	–	$1,325
Advanced Projects & Exploration	$350	–	$400
Sustaining Capital	$600	–	$700
Tax Rate[j]	28%	–	34%
[a]

2018 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2018 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $65/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.

[b]

All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of this release.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations shown on a pro-rata basis with a 25% ownership interest.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.68%) or La Zanja (46.94%).
[h]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

[i]	Includes $225-$275M for a capital lease related to the Tanami Power Project paid over a 10 year term beginning in 2019.
[j]

Assuming average prices of $1,300 per ounce for gold and $2.70 per pound for copper and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2018 will be between 28-34%.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Results	2018	2017	% Change	2018	2017	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,270	1,313	(3)%	3,648	3,892	(6)%
Attributable copper tonnes sold	12	12	—%	37	38	(3)%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,201	$1,276	(6)%	$1,271	$1,249	2%
Average realized copper price	$2.50	$3.06	(18)%	$2.79	$2.71	3%

Attributable Production (koz, kt)
North America	511	573	(11)%	1,431	1,655	(14)%
South America	178	169	5%	463	472	(2)%
Australia	385	406	(5)%	1,142	1,167	(2)%
Africa	212	191	11%	621	631	(2)%
Total Gold	1,286	1,339	(4)%	3,657	3,925	(7)%

North America	3	3	—%	10	12	(17)%
Australia	9	9	—%	28	28	—%
Total Copper	12	12	—%	38	40	(5)%

CAS Consolidated ($/oz, $/lb)
North America	$803	$742	8%	$789	$710	11%
South America	$636	$806	(21)%	$704	$760	(7)%
Australia	$691	$670	3%	$703	$658	7%
Africa	$505	$646	(22)%	$670	$624	7%
Total Gold	$691	$721	(4)%	$729	$692	5%
Total Gold (by-product)	$671	$690	(3)%	$705	$666	6%

North America	$1.86	$1.57	18%	$1.91	$1.67	14%
Australia	$1.46	$1.32	11%	$1.57	$1.30	21%
Total Copper	$1.54	$1.38	12%	$1.66	$1.42	17%

AISC Consolidated ($/oz, $/lb)
North America	$998	$912	9%	$997	$884	13%
South America	$879	$1,049	(16)%	$953	$989	(4)%
Australia	$819	$821	—%	$841	$794	6%
Africa	$713	$802	(11)%	$852	$782	9%
Total Gold	$927	$941	(1)%	$973	$908	7%
Total Gold (by-product)	$915	$915	—%	$956	$888	8%

North America	$2.41	$1.71	41%	$2.37	$1.96	21%
Australia	$1.73	$1.63	6%	$1.87	$1.58	18%
Total Copper	$1.87	$1.65	13%	$2.00	$1.70	18%

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Sales	$1,726	$1,879	$5,205	$5,444

Costs and expenses
Costs applicable to sales (1)	995	1,053	2,989	3,009
Depreciation and amortization	299	328	879	938
Reclamation and remediation	31	26	96	98
Exploration	48	48	142	135
Advanced projects, research and development	37	41	107	99
General and administrative	59	58	181	171
Impairment of long-lived assets	366	—	366	3
Other expense, net	5	1	29	29
	1,840	1,555	4,789	4,482
Other income (expense)
Other income, net	37	10	197	32
Interest expense, net of capitalized interest	(51)	(56)	(153)	(187)
	(14)	(46)	44	(155)
Income (loss) before income and mining tax and other items	(128)	278	460	807
Income and mining tax benefit (expense)	(3)	(73)	(126)	(350)
Equity income (loss) of affiliates	(9)	1	(25)	(4)
Income (loss) from continuing operations	(140)	206	309	453
Income (loss) from discontinued operations	16	(7)	56	(45)
Net income (loss)	(124)	199	365	408
Net loss (income) attributable to noncontrolling interests	(21)	7	(26)	20
Net income (loss) attributable to Newmont stockholders	$(145)	$206	$339	$428

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(161)	$213	$283	$473
Discontinued operations	16	(7)	56	(45)
	$(145)	$206	$339	$428
Income (loss) per common share
Basic:
Continuing operations	$(0.31)	$0.39	$0.53	$0.88
Discontinued operations	0.04	(0.01)	0.11	(0.08)
	$(0.27)	$0.38	$0.64	$0.80
Diluted:
Continuing operations	$(0.31)	$0.39	$0.53	$0.88
Discontinued operations	0.04	(0.01)	0.10	(0.08)
	$(0.27)	$0.38	$0.63	$0.80

Cash dividends declared per common share	$0.14	$0.075	$0.42	$0.175

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating activities:
Net income (loss)	$(124)	$199	$365	$408
Adjustments:
Depreciation and amortization	299	328	879	938
Stock-based compensation	19	18	57	53
Reclamation and remediation	24	24	85	92
Loss (income) from discontinued operations	(16)	7	(56)	45
Deferred income taxes	(81)	21	(100)	97
Impairment of long-lived assets	366	—	366	3
Gain on asset and investment sales, net	(1)	(5)	(100)	(21)
Write-downs of inventory and stockpiles and ore on leach pads	62	66	220	158
Other operating adjustments	37	16	46	71
Net change in operating assets and liabilities	(157)	(185)	(667)	(453)
Net cash provided by (used in) operating activities of continuing operations	428	489	1,095	1,391
Net cash provided by (used in) operating activities of discontinued operations (1)	(3)	(3)	(8)	(12)
Net cash provided by (used in) operating activities	425	486	1,087	1,379
Investing activities:
Additions to property, plant and mine development	(274)	(194)	(763)	(557)
Acquisitions, net	(99)	—	(138)	—
Proceeds from sales of other assets	18	1	23	5
Purchases of investments	(11)	—	(17)	(113)
Proceeds from sales of investments	1	15	16	34
Other	(2)	—	(5)	13
Net cash provided by (used in) investing activities	(367)	(178)	(884)	(618)

Financing activities:
Dividends paid to common stockholders	(76)	(40)	(226)	(94)
Distributions to noncontrolling interests	(38)	(39)	(107)	(119)
Repurchase of common stock	(26)	—	(96)	—
Funding from noncontrolling interests	25	24	77	70
Proceeds from sale of noncontrolling interests	—	—	48	—
Payments for withholding of employee taxes related to stock-based compensation	—	—	(39)	(13)
Repayment of debt	—	(380)	(3)	(383)
Other	—	—	—	(3)
Net cash provided by (used in) financing activities	(115)	(435)	(346)	(542)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	1	(4)	3
Net change in cash, cash equivalents and restricted cash	(59)	(126)	(147)	222
Cash, cash equivalents and restricted cash at beginning of period	3,210	3,130	3,298	2,782
Cash, cash equivalents and restricted cash at end of period	$3,151	$3,004	$3,151	$3,004

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,068	$2,969	$3,068	$2,969
Restricted cash included in Other current assets	1	—	1	—
Restricted cash included in Other noncurrent assets	82	35	82	35
Total cash, cash equivalents and restricted cash	$3,151	$3,004	$3,151	$3,004
(1)

Net cash provided by (used in) operating activities of discontinued operations includes $(3), $3), $(8) and $(9) related to the Holt royalty obligation and $-, $-, $- and $(3) related to closing costs for the sale of Batu Hijau, all of which were paid out of Cash and cash equivalents held for use for the three and nine months ended September 30, 2018 and 2017, respectively.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At September 30,	At December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$3,068	$3,259
Trade receivables	176	124
Other accounts receivables	96	113
Investments	58	62
Inventories	713	679
Stockpiles and ore on leach pads	668	676
Other current assets	156	153
Current assets	4,935	5,066
Property, plant and mine development, net	12,209	12,338
Investments	331	280
Stockpiles and ore on leach pads	1,878	1,848
Deferred income tax assets	600	549
Other non-current assets	606	565
Total assets	$20,559	$20,646

LIABILITIES
Accounts payable	$293	$375
Employee-related benefits	275	309
Income and mining taxes payable	43	248
Lease and other financing obligations	20	4
Other current liabilities	420	462
Current liabilities	1,051	1,398
Debt	4,043	4,040
Reclamation and remediation liabilities	2,385	2,345
Deferred income tax liabilities	614	595
Employee-related benefits	368	386
Lease and other financing obligations	127	21
Other non-current liabilities	348	342
Total liabilities	8,936	9,127

Contingently redeemable noncontrolling interest	49	—

EQUITY
Common stock	855	855
Treasury stock	(69)	(30)
Additional paid-in capital	9,600	9,592
Accumulated other comprehensive income (loss)	(150)	(292)
Retained earnings	361	410
Newmont stockholders' equity	10,597	10,535
Noncontrolling interests	977	984
Total equity	11,574	11,519
Total liabilities and equity	$20,559	$20,646

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable regional tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to Newmont stockholders	$(145)	$206	$339	$428
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	(16)	7	(56)	45
Net income (loss) attributable to Newmont stockholders from continuing operations	(161)	213	283	473
Impairment of long-lived assets, net (2)	366	—	366	2
Loss (gain) on asset and investment sales, net (3)	(1)	(5)	(100)	(21)
Emigrant leach pad write-down (4)	29	—	29	—
Change in fair value of marketable equity securities (5)	26	—	21	—
Restructuring and other, net (6)	1	1	13	8
Reclamation and remediation charges (7)	—	—	8	3
Acquisition cost adjustments (8)	—	(3)	—	2
Tax effect of adjustments (9)	(104)	4	(88)	3
Valuation allowance and other tax adjustments (10)	19	(26)	(28)	98
Adjusted net income (loss)	$175	$184	$504	$568

Net income (loss) per share, basic (11)	$(0.27)	$0.38	$0.64	$0.80
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.04)	0.01	(0.11)	0.08
Net income (loss) attributable to Newmont stockholders from continuing operations	(0.31)	0.39	0.53	0.88
Impairment of long-lived assets, net	0.69	—	0.69	—
Loss (gain) on asset and investment sales, net	(0.01)	(0.01)	(0.19)	(0.04)
Emigrant leach pad write-down	0.05	—	0.05	—
Change in fair value of marketable equity securities	0.05	—	0.04	—
Restructuring and other, net	—	—	0.02	0.01
Reclamation and remediation charges	—	—	0.01	0.01
Acquisition cost adjustments	—	(0.01)	—	—
Tax effect of adjustments	(0.18)	0.01	(0.15)	0.01
Valuation allowance and other tax adjustments	0.04	(0.03)	(0.05)	0.20
Adjusted net income (loss) per share, basic	$0.33	$0.35	$0.95	$1.07

Net income (loss) per share, diluted (11)	$(0.27)	$0.38	$0.63	$0.80
Net loss (income) attributable to Newmont stockholders from discontinued operations	(0.04)	0.01	(0.10)	0.08
Net income (loss) attributable to Newmont stockholders from continuing operations	(0.31)	0.39	0.53	0.88
Impairment of long-lived assets, net	0.69	—	0.68	—
Loss (gain) on asset and investment sales, net	(0.01)	(0.01)	(0.19)	(0.04)
Emigrant leach pad write-down	0.05	—	0.05	—
Change in fair value of marketable equity securities	0.05	—	0.04	—
Restructuring and other, net	—	—	0.02	0.01
Reclamation and remediation charges	—	—	0.01	0.01
Acquisition cost adjustments	—	(0.01)	—	—
Tax effect of adjustments	(0.18)	0.01	(0.16)	0.01
Valuation allowance and other tax adjustments	0.04	(0.04)	(0.04)	0.19
Adjusted net income (loss) per share, diluted	$0.33	$0.34	$0.94	$1.06

Weighted average common shares (millions):
Basic	533	533	533	533
Diluted	535	536	535	534
(1)	Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $6, $(4), $15 and $(25), respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $(1), $-, $- and $- respectively. For additional information regarding our discontinued operations, see Note 10 to our Condensed Consolidated Financial Statements.
(2)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2018 impairments include $366 related to long-lived assets in North America in the third quarter of 2018. See Note 6 to our Condensed Consolidated Financial Statements for further information. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $-, $- and $(1), respectively.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in June 2018, and a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017.

(4)

The Emigrant leach pad write-down, included in Costs applicable to sales and Depreciation and amortization, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in the third quarter of 2018.

(5)

Change in fair value of marketable equity securities, included in Other income, net, represents unrealized holding gains and losses on marketable equity securities related primarily to Continental Gold Inc.

(6)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance, legal and other settlements. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(1), $(3) and $(2), respectively.

(7)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(8)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

(9)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

(10)	Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. The adjustment in the three and nine months ended September 30, 2018 is due to increases to net operating losses, tax credit carryovers and other deferred tax assets of $13 and $32 respectively, and other tax adjustments of $5 and $4, respectively. The adjustment in the nine months ended September 30, 2018 is also due to a second quarter reduction to the provisional expense for the Tax Cuts and Jobs Act of $(45) and a release of valuation allowance on capital losses of $(15). Amounts are presented net of income (loss) attributable to noncontrolling interests of $1, $-, $(4), and $-, respectively. The adjustment in the three and nine months ended September 30, 2017 is due to increases in tax credit carryovers of $(39) and $100, respectively, partially offset by other tax adjustments of $13 and $(2), respectively.
(11)	Per share measures may not recalculate due to rounding.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income (loss) attributable to Newmont stockholders	$(145)	$206	$339	$428
Net income (loss) attributable to noncontrolling interests	21	(7)	26	(20)
Net loss (income) from discontinued operations (1)	(16)	7	(56)	45
Equity loss (income) of affiliates	9	(1)	25	4
Income and mining tax expense (benefit)	3	73	126	350
Depreciation and amortization	299	328	879	938
Interest expense, net	51	56	153	187
EBITDA	$222	$662	$1,492	$1,932
Adjustments:
Impairment of long-lived assets (2)	$366	$—	$366	$3
Loss (gain) on asset and investment sales (3)	(1)	(5)	(100)	(21)
Emigrant leach pad write-down (4)	22	—	22	—
Change in fair value of marketable equity securities (5)	26	—	21	—
Restructuring and other (6)	1	2	16	10
Reclamation and remediation charges (7)	—	—	8	3
Acquisition cost adjustments (8)	—	(3)	—	2
Adjusted EBITDA	$636	$656	$1,825	$1,929
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $6, $(4), $15 and $(25), respectively, and (ii) adjustments to our Batu Hijau Contingent Consideration, presented net of tax expense (benefit) of $(1), $-, $-, and $-, respectively. For additional information regarding our discontinued operations, see Note 10 to our Condensed Consolidated Financial Statements.
(2)

Impairment of long-lived assets, included in Impairment of long-lived assets, represents non-cash write-downs of long-lived assets. The 2018 impairments include $366 related to long-lived assets in North America in the third quarter of 2018. See Note 6 to our Condensed Consolidated Financial Statements for further information.

(3)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of certain royalty interests for cash consideration and an equity ownership and warrants in Maverix in June 2018, and a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold Inc. (“Shore Gold”) in June 2017.

(4)

The Emigrant leach pad write-down, included in Costs applicable to sales, represents a write-down to reduce the carrying value of the leach pad to net realizable value at Emigrant due to a change in mine plan resulting in a significant decrease in mine life in the third quarter of 2018.

(5)

Change in fair value of marketable equity securities, included in Other income, net, primarily represents unrealized holding gains and losses on marketable equity securities related primarily to Continental Gold Inc.

(6)	Restructuring and other, included in Other expense, net, represents certain costs associated with severance, legal and other settlements.
(7)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(8)

Acquisition cost adjustments, included in Other expense, net, represent net adjustments to the contingent consideration and related liabilities associated with the acquisition of the final 33.33% interest in Boddington in June 2009.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net cash provided by (used in) operating activities	$425	$486	$1,087	$1,379
Less: Net cash used in (provided by) operating activities of discontinued operations	3	3	8	12
Net cash provided by (used in) operating activities of continuing operations	428	489	1,095	1,391
Less: Additions to property, plant and mine development	(274)	(194)	(763)	(557)
Free Cash Flow	$154	$295	$332	$834

Net cash provided by (used in) investing activities (1)	$(367)	$(178)	$(884)	$(618)
Net cash provided by (used in) financing activities	$(115)	$(435)	$(346)	$(542)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Costs applicable to sales (1)	$952	$1,017	$2,853	$2,890
Gold sold (thousand ounces)	1,378	1,411	3,914	4,178
Costs applicable to sales per ounce (2)	$691	$721	$729	$692
(1)	Includes by-product credits of $10 and $41 during the three and nine months ended September 30, 2018, respectively, and $16 and $42 during the three and nine months ended September 30, 2017, respectively.
(2)	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per pound

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Costs applicable to sales (1)	$43	$36	$136	$119
Copper sold (million pounds)	28	26	82	84
Costs applicable to sales per pound (2)	$1.54	$1.38	$1.66	$1.42
(1)	Includes by-product credits of $1 and $3 during the three and nine months ended September 30, 2018, respectively, and $- and $3 during the three and nine months ended September 30, 2017, respectively.
(2)	Per pound measures may not recalculate due to rounding.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 3 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Reclamation liabilities and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the Reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered non-sustaining or development capital. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$183	$1	$7	$2	$—	$—	$46	$239	229	$1,042
Phoenix	39	5	1	—	—	1	5	51	39	1,306
Twin Creeks	57	1	4	—	—	—	11	73	92	794
Long Canyon	21	—	—	—	—	—	4	25	43	584
CC&V	68	—	4	1	—	—	6	79	82	952
Other North America	—	—	14	—	—	—	3	17	—	—
North America	368	7	30	3	—	1	75	484	485	998

Yanacocha	116	15	2	1	—	—	14	148	156	945
Merian	67	—	2	1	3	—	12	85	131	651
Other South America	—	—	17	2	—	—	—	19	—	—
South America	183	15	21	4	3	—	26	252	287	879

Boddington	146	2	—	—	—	6	12	166	198	838
Tanami	71	1	2	—	—	—	16	90	122	730
Kalgoorlie	56	1	2	—	—	—	4	63	77	824
Other Australia	—	—	4	1	—	—	1	6	—	—
Australia	273	4	8	1	—	6	33	325	397	819

Ahafo	62	1	3	—	1	—	14	81	102	787
Akyem	44	5	1	1	—	—	11	62	107	574
Other Africa	—	—	5	2	—	—	—	7	—	—
Africa	106	6	9	3	1	—	25	150	209	713

Corporate and Other	—	—	17	48	—	—	2	67	—	—
Total Gold	$930	$32	$85	$59	$4	$7	$161	$1,278	1,378	$927

Copper
Phoenix	$10	$—	$—	$—	$—	$—	$4	$14	6	$2.41
Boddington	33	—	—	—	—	4	2	39	22	1.73
Total Copper	$43	$—	$—	$—	$—	$4	$6	$53	28	$1.87

Consolidated	$973	$32	$85	$59	$4	$11	$167	$1,331
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $11 and excludes co-product revenues of $70.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Carlin, $4 at Twin Creeks, $5 at CC&V and $10 at Yanacocha. Total stockpile and leach pad inventory adjustments at Carlin of $40 were adjusted above by $22 related to the write-down at Emigrant due to a change in mine plan, resulting in a significant decrease in mine life in the third quarter of 2018.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $17 and $15, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $11 and $3, respectively.
(5)

Advanced projects, research and development and Exploration of $1 at Carlin, $7 at Long Canyon, $8 at Yanacocha, $1 at Ahafo and $3 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $1.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $107. The following are major development projects: Twin Creeks Underground, Quecher Main, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$216	$2	$6	$2	$—	$—	$31	$257	259	$992
Phoenix	48	1	—	1	1	1	4	56	54	1,037
Twin Creeks	59	1	3	1	1	—	10	75	81	926
Long Canyon	17	—	—	1	—	—	—	18	55	327
CC&V	75	1	2	—	—	—	9	87	110	791
Other North America	—	—	16	—	(1)	—	2	17	—	—
North America	415	5	27	5	1	1	56	510	559	912

Yanacocha	150	14	6	1	1	—	9	181	138	1,312
Merian	62	1	3	—	—	—	10	76	125	608
Other South America	—	—	17	3	(1)	—	—	19	—	—
South America	212	15	26	4	—	—	19	276	263	1,049

Boddington	130	2	—	—	—	7	12	151	187	807
Tanami	72	1	2	—	—	—	17	92	115	800
Kalgoorlie	64	1	3	—	—	1	4	73	95	768
Other Australia	—	—	7	3	(1)	—	1	10	—	—
Australia	266	4	12	3	(1)	8	34	326	397	821

Ahafo	57	2	3	—	—	—	9	71	78	910
Akyem	67	3	2	—	—	—	7	79	114	693
Other Africa	—	—	4	—	—	—	—	4	—	—
Africa	124	5	9	—	—	—	16	154	192	802

Corporate and Other	—	—	13	46	2	—	1	62	—	—
Total Gold	$1,017	$29	$87	$58	$2	$9	$126	$1,328	1,411	$941

Copper
Phoenix	$11	$—	$1	$—	$—	$—	$—	$12	7	$1.71
Boddington	25	—	1	—	—	3	2	31	19	1.63
Total Copper	$36	$—	$2	$—	$—	$3	$2	$43	26	$1.65

Consolidated	$1,053	$29	$89	$58	$2	$12	$128	$1,371

(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $16 and exclude co-product revenues of $80.
(3)	Includes stockpile and leach pad inventory adjustments of $21 at Carlin, $10 at Twin Creeks, $22 at Yanacocha and $7 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $9, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $4 and $2, respectively.
(5)

Advanced projects, research and development and Exploration of $6 at Long Canyon, $5 at Yanacocha, $5 at Tanami, $3 at Ahafo and $1 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for net acquisition cost adjustments of $(3) and restructuring and other costs of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $66. The following are major development projects: Merian, Subika Underground and the Tanami and Ahafo Mill Expansions.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2018	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$560	$6	$16	$5	$—	$—	$118	$705	645	$1,092
Phoenix	145	6	3	1	—	5	19	179	169	1,058
Twin Creeks	187	2	9	1	1	—	22	222	261	851
Long Canyon	55	1	—	—	—	—	9	65	130	504
CC&V	149	3	7	2	1	—	24	186	211	878
Other North America	—	—	45	1	2	—	7	55	—	—
North America	1,096	18	80	10	4	5	199	1,412	1,416	997

Yanacocha	322	34	18	1	3	—	25	403	376	1,071
Merian	195	1	11	1	3	—	39	250	358	699
Other South America	—	—	38	8	1	—	—	47	—	—
South America	517	35	67	10	7	—	64	700	734	953

Boddington	404	8	—	—	—	16	32	460	535	860
Tanami	221	2	10	—	1	—	45	279	351	794
Kalgoorlie	178	3	8	—	—	—	17	206	258	798
Other Australia	—	2	10	6	(3)	—	2	17	—	—
Australia	803	15	28	6	(2)	16	96	962	1,144	841

Ahafo	242	3	7	1	2	—	27	282	307	917
Akyem	173	17	1	1	1	—	31	224	313	715
Other Africa	—	—	18	5	—	—	—	23	—	—
Africa	415	20	26	7	3	—	58	529	620	852

Corporate and Other	—	—	48	148	1	—	8	205	—	—
Total Gold	$2,831	$88	$249	$181	$13	$21	$425	$3,808	3,914	$973

Copper
Phoenix	$40	$1	$—	$—	$—	$1	$8	$50	21	2.37
Boddington	96	1	—	—	—	9	8	114	61	1.87
Total Copper	$136	$2	$—	$—	$—	$10	$16	$164	82	$2.00

Consolidated	$2,967	$90	$249	$181	$13	$31	$441	$3,972
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $44 and excludes co-product copper revenues of $229.
(3)	Includes stockpile and leach pad inventory adjustments of $64 at Carlin, $30 at Twin Creeks, $5 at CC&V, $29 at Yanacocha, $33 at Ahafo and $28 at Akyem. Total stockpile and leach pad inventory adjustments at Carlin of $86 were adjusted above by $22 related to the write-down at Emigrant due to a change in mine plan, resulting in a significant decrease in mine life in the third quarter of 2018.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $47 and $43, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $32 and $17, respectively.
(5)

Advanced projects, research and development and Exploration of $7 at Carlin, $19 at Long Canyon, $14 at Yanacocha, $2 at Tanami, $5 at Ahafo and $10 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $16.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $322. The following are major development projects: Twin Creeks Underground, Quecher Main, Merian, Tanami Expansion 2, Ahafo North, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Nine Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
September 30, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb (8)
Gold
Carlin	$594	$5	$14	$3	$—	$—	$126	$742	698	$1,063
Phoenix	138	4	4	1	1	7	10	165	157	1,051
Twin Creeks	170	3	7	2	1	—	27	210	289	727
Long Canyon	42	1	—	1	—	—	1	45	132	341
CC&V	224	3	9	1	—	—	17	254	370	686
Other North America	—	—	33	—	2	—	4	39	—	—
North America	1,168	16	67	8	4	7	185	1,455	1,646	884

Yanacocha	403	45	13	3	4	—	29	497	406	1,224
Merian	174	1	11	—	—	—	18	204	353	578
Other South America	—	—	41	9	—	—	—	50	—	—
South America	577	46	65	12	4	—	47	751	759	989

Boddington	399	5	1	—	1	16	38	460	582	790
Tanami	180	2	3	—	—	—	41	226	289	782
Kalgoorlie	171	2	6	—	—	1	12	192	269	714
Other Australia	—	—	18	7	(1)	—	3	27	—	—
Australia	750	9	28	7	—	17	94	905	1,140	794

Ahafo	193	5	14	—	2	—	28	242	261	927
Akyem	202	9	3	—	1	—	17	232	372	624
Other Africa	—	—	16	5	—	—	—	21	—	—
Africa	395	14	33	5	3	—	45	495	633	782

Corporate and Other	—	—	39	139	6	—	4	188	—	—
Total Gold	$2,890	$85	$232	$171	$17	$24	$375	$3,794	4,178	$908

Copper
Phoenix	$45	$1	$1	$—	$—	$1	$5	$53	27	$1.96
Boddington	74	1	1	—	—	9	5	90	57	1.58
Total Copper	$119	$2	$2	$—	$—	$10	$10	$143	84	$1.70

Consolidated	$3,009	$87	$234	$171	$17	$34	$385	$3,937
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $45 and excludes co-product revenues of $227.
(3)	Includes stockpile and leach pad inventory adjustments of $48 at Carlin, $21 at Twin Creeks, $52 at Yanacocha, $13 at Ahafo and $12 at Akyem.
(4)	Reclamation costs include operating accretion and amortization of asset retirement costs of $60 and $27, respectively, and exclude non-operating accretion and reclamation and remediation adjustments of $14 and $24, respectively.
(5)

Advanced projects, research and development and Exploration of $16 at Long Canyon, $10 at Yanacocha, $13 at Tanami, $8 at Ahafo and $6 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $10 and acquisition cost adjustments of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $172. The following are major development projects: Merian, Long Canyon, Tanami Expansion, Subika Underground and Ahafo Mill Expansion.
(8)	Per ounce and per pound measures may not recalculate due to rounding.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2018 Gold AISC outlook range to the 2018 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2018 Outlook - Gold[5]	Outlook range
	Low	High
Cost Applicable to Sales [1,2]	$3,700	$4,100
Reclamation Costs [3]	130	150
Advance Project and Exploration	350	400
General and Administrative	225	250
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital [4]	600	700
All-in Sustaining Costs	$5,000	$5,500
Ounces (000) Sold	5,300	5,600
All-in Sustaining Costs per Oz	$950	$990
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2018 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sales	$1,726	$1,879	$5,205	$5,444
Consolidated copper sales, net	(70)	(80)	(229)	(227)
Consolidated gold sales, net	$1,656	$1,799	$4,976	$5,217

Consolidated gold sales:
Gross before provisional pricing	$1,668	$1,806	$5,007	$5,232
Provisional pricing mark-to-market	(5)	2	(10)	9
Gross after provisional pricing	1,663	1,808	4,997	5,241
Treatment and refining charges	(7)	(9)	(21)	(24)
Net	$1,656	$1,799	$4,976	$5,217
Consolidated gold ounces sold (thousands)	1,378	1,411	3,914	4,178
Average realized gold price (per ounce):
Gross before provisional pricing	$1,210	$1,281	$1,279	$1,253
Provisional pricing mark-to-market	(4)	1	(3)	2
Gross after provisional pricing	1,206	1,282	1,276	1,255
Treatment and refining charges	(5)	(6)	(5)	(6)
Net	$1,201	$1,276	$1,271	$1,249

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Sales	$1,726	$1,879	$5,205	$5,444
Consolidated gold sales, net	(1,656)	(1,799)	(4,976)	(5,217)
Consolidated copper sales, net	$70	$80	$229	$227

Consolidated copper sales:
Gross before provisional pricing	$78	$77	$246	$228
Provisional pricing mark-to-market	(4)	6	(7)	9
Gross after provisional pricing	74	83	239	237
Treatment and refining charges	(4)	(3)	(10)	(10)
Net	$70	$80	$229	$227
Consolidated copper pounds sold (millions)	28	26	82	84
Average realized copper price (per pound):
Gross before provisional pricing	$2.77	$2.98	$3.00	$2.73
Provisional pricing mark-to-market	(0.14)	0.20	(0.08)	0.10
Gross after provisional pricing	2.63	3.18	2.92	2.83
Treatment and refining charges	(0.13)	(0.12)	(0.13)	(0.12)
Net	$2.50	$3.06	$2.79	$2.71

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Consolidated gold sales, net	$1,656	$1,799	$4,976	$5,217
Consolidated copper sales, net	70	80	229	227
Sales	$1,726	$1,879	$5,205	$5,444

Costs applicable to sales	$995	$1,053	$2,989	$3,009
Less: Consolidated copper sales, net	(70)	(80)	(229)	(227)
By-Product costs applicable to sales	$925	$973	$2,760	$2,782
Gold sold (thousand ounces)	1,378	1,411	3,914	4,178
Total Gold CAS per ounce (by-product)	$671	$690	$705	$666

Total AISC	$1,331	$1,371	$3,972	$3,937
Less: Consolidated copper sales, net	(70)	(80)	(229)	(227)
By-Product AISC	$1,261	$1,291	$3,743	$3,710
Gold sold (thousand ounces)	1,378	1,411	3,914	4,178
Total Gold AISC per ounce (by-product)	$915	$915	$956	$888

Conference Call Information

A conference call will be held on Thursday, October 25, 2018 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	855.209.8210
Intl Dial-In Number	412.317.5213
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10124194

Webcast Details

Title: Newmont Mining Q3 2018 Earnings Conference Call
URL: https://event.on24.com/wcc/r/1823023/632F59F71FA7D581829605E8F475B774

The third quarter 2018 results will be available before the market opens on Thursday, October 25, 2018 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015, 2016, 2017 and 2018. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "will," "would," “estimate,” “expect,” “forecast,” "target," “preliminary,” or “range.” Forward-looking statements in this news release may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, returns, IRR, schedule, decision dates, mine life, commercial start, first production, capital average production, average costs and upside potential; (vi) expectations regarding future mineralization, including, without limitation, expectations regarding reserves and resources, grade and recoveries; (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength; (viii) estimates of future closure costs and liabilities; and (ix) expectations of future dividends and returns to shareholders. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. For a more detailed discussion of such risks and other factors, see the Company’s 2017 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Quarterly Report on Form 10-Q, filed on October 25, 2018, available on the SEC website and www.newmont.com.

CONTACT:
Newmont Mining Corporation
Investor Contacts
Jessica Largent, 303-837-5484
jessica.largent@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
omar.jabara@newmont.com